John Hancock Financial Services

John Hancock Place Post Office Box 111 Boston, Massachusetts 02117 (617)572-9197 Fax: (617)572-9161 E-mail: jchoodlet@jhancock.com

James C. Hoodlet

Vice President and Counsel

January 4, 2010

Re:	John Hancock Variable Life Account UV (the “Account”)

John Hancock Life Insurance Company (U.S.A.) (the “Company”)

Product Name: Medallion Executive Variable Life III

File No. 811-7766, Initial Registration Statement on Form N-6

(the “Registration Statement”)

To Whom it May Concern:

As counsel to the Company, I am rendering the following opinion in connection with the filing with the Securities and Exchange Commission of the above Registration Statement under the Securities Act of 1933 for registration of interests in the Account funding the Company’s variable life insurance policies (the “Policies”).

I am of the opinion that the Policies (and interests therein) which are the subject of the Registration Statement will, when sold, be legally issued and represent binding obligations of the Company, the depositor for the Account.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    James C. Hoodlet